REVISED SCHEDULE A

To the Subadvisory Agreement, made the 1st day of May, 2007 by and between Allianz Investment Management LLC, a Minnesota limited liability company, and Schroder Investment Management North America Inc., a Delaware corporation (the "Subadviser").
Compensation pursuant to Section 4 of Subadvisory Agreement shall be calculated in accordance with the following schedule:
AZL Schroder Emerging Markets Equity Fund
Average Daily Net Assets                                                                                                  Rate
All assets                                                                                                  0.60%*
_________________
*If average monthly AUM falls below $150 million, the Rate will be 65 basis points (0.65%) on all assets.
The rates set forth above apply to the aggregate average daily net assets that are subject to the Subadviser's investment discretion in the fund.
Acknowledged:
ALLIANZ INVESTMENT                                                                                                  SCHRODER INVESTMENT MANAGEMENT LLC  MANAGEMENT NORTH
                                                                                                                                                                                            AMERICA INC.

By: /s/ Brian Muench                                                                                                                  By:   /s/ Shanak Patnaik
Name:  Brian Muench                                                                                                              Name:   Shanak Patnaik
Title:  President                                                                                                                                 Title:   Authorized Signatory

SCHRODER INVESTMENT    MANAGEMENT NORTH
                                                                                                                                                                                                                   AMERICA INC.

By: /s/Kishor Kshatriya

Name: Kishor Kshtriya

Title:  Authorized Signatory

Effective as of November 1, 2015, the schedule is revised to reflect a fee change to the Fund.